UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2018

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts		02459
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 23, 2018, Karyopharm Therapeutics Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Antengene Therapeutics Limited, a corporation organized and existing under the laws of Hong Kong (“Antengene”) and a subsidiary of Antengene Corporation Co. Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Antengene Corporation”), pursuant to which the Company granted Antengene exclusive rights to develop and commercialize, at its own cost, (i) selinexor, the Company’s lead, novel, oral Selective Inhibitor of Nuclear Export (SINE) compound, (ii) eltanexor, the Company’s second-generation oral SINE compound and (iii) KPT-9274, the Company’s oral, dual inhibitor of PAK4 and NAMPT, each for the diagnosis, treatment and/or prevention of all human oncology indications (the “Oncology Field”) and (iv) verdinexor, the Company’s oral SINE compound for the diagnosis, treatment and/or prevention of certain human non-oncology indications (the “Non-Oncology Field”). Selinexor, eltanexor, KPT-9274 and verdinexor are each referred to herein as a “Product” and collectively as the “Products”. The Company licensed the development and commercial rights to Antengene for selinexor and eltanexor in the Oncology Field in Mainland China and Macau and licensed the development and commercial rights to Antengene for KPT-9274 in the Oncology Field and verdinexor in the Non-Oncology Field in Mainland China, Taiwan, Hong Kong, Macau, South Korea, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam.

In addition, for each of the Products, upon Antengene’s election and the parties’ full execution of a manufacturing technology transfer plan and satisfaction of other specified conditions (the “Manufacturing Election”), the Company will grant to Antengene non-exclusive rights to manufacture such Product and products containing such Product in or outside of the applicable licensed territory solely for development and commercialization in the Oncology Field or Non-Oncology Field, as applicable, in such licensed territory.

Under the terms of the Agreement, the Company will receive an upfront cash payment of $12.0 million and is entitled to receive up to $105.0 million in milestone payments from Antengene if certain development goals are achieved and up to $45.0 million in milestone payments from Antengene if certain sales milestones are achieved. The Company is further eligible to receive tiered double-digit royalties based on future net sales of selinexor and eltanexor in China and Macau, and tiered single- to double-digit royalties based on future net sales of verdinexor and KPT-9274 in the licensed territories, in each case subject to certain customary adjustments.

The Company is responsible for conducting certain development activities and ongoing clinical trials involving the Products at its own cost and expense. The Company expects to continue all ongoing clinical trials involving the Products as they are currently being conducted. As part of the Agreement, Antengene will also have the right to participate in global clinical studies of the Products, and will bear the cost and expense for patients enrolled in clinical studies in the licensed territories. Antengene is responsible for seeking regulatory and marketing approvals for the Products in the licensed territories, as well as any development of the products specifically necessary to obtain such approvals. Antengene is also responsible for the commercialization of therapies containing the Products in the applicable licensed territories at its own cost and expense.

Subject to Antengene’s Manufacturing Election, the Company will furnish clinical supplies of drug substance to Antengene for use in Antengene’s development efforts pursuant to a clinical supply agreement to be entered into by the Company and Antengene, and Antengene may elect to have the Company provide commercial supplies of drug product to Antengene pursuant to a commercial supply agreement to be entered into by the Company and Antengene, in each case the costs of which will be borne by Antengene.

Each party has also agreed to indemnify the other party from certain liabilities specified in the Agreement.

The Agreement will continue in effect on a product-by-product, country-by-country basis until the later of the tenth anniversary of the first commercial sale of the applicable product in such country or the expiration of specified patent protection and regulatory exclusivity periods for the applicable product in such country. However, the Agreement may be terminated earlier by (i) either party for breach of the Agreement by the other party or in the event of the insolvency or bankruptcy of the other party or (ii) Antengene on a product-by-product basis for certain safety reasons or on a product-by-product, country-by-country basis for any reason with 180 days’ prior notice.

Antengene’s obligations under the Agreement have been guaranteed by Antengene Corporation pursuant to a Parent Company Guarantee, dated May 23, 2018, by Antengene Corporation (the “Guarantee”).

The Company expects to file the Agreement and Guarantee as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018. The foregoing description of certain terms of the Agreement and the Guarantee are intended to be a summary of the material terms and is qualified in its entirety by reference to the text of the Agreement and Guarantee when filed.

A copy of the Company’s press release announcing the entry into the Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

99.1	Press release issued by Karyopharm Therapeutics Inc. on May 24, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: May 24, 2018	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Executive Vice President, Chief Business Officer, General Counsel and Secretary